EXHIBIT 21.1
BOVIE MEDICAL CORPORATION
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Bovie Holdings, Inc.	Delaware
BVX Holdings LLC	Delaware
Aaron Medical Industries Inc.	Florida
Bovie Bulgaria EOOD	Bulgaria